Exhibit 1.01

Altera Corporation
Conflict Minerals Report
For The Year Ended December 31, 2014

This report for the year ended December 31, 2014 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements pursuant to Section 13(p) of the Securities and Exchange Act of 1934 ("Section 13(p)"). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. The term "conflict minerals" is defined in Section 13(p) as (A) cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, as limited by the Rule, tin, tantalum, tungsten, and gold (“3TG”); or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of Congo ("DRC") or any adjoining country that shares an internationally recognized border with the DRC. These requirements apply to registrants regardless of the geographic origin of the conflict minerals or whether they fund armed conflict.

Company Overview
This report has been prepared by management of the Company (herein referred to as “Altera,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries that are required to be consolidated.

Altera designs and sells high-performance, high-density programmable logic devices ("PLDs"), HardCopy application-specific integrated circuit ("ASIC") devices, and our Enpirion power solutions including power system-on-chip devices ("PowerSoCs") (along with development kits, collectively known as "devices"). Altera also designs and sells pre-defined design building blocks known as intellectual property ("IP") cores, and associated development tools. Our PLDs, which consist of field-programmable gate arrays ("FPGAs"), including those referred to as systems-on-chip FPGAs ("SoC FPGAs") which incorporate hard embedded processor cores, and complex programmable logic devices ("CPLDs"). FPGAs and CPLDs are standard semiconductor integrated circuits that are manufactured as standard chips that our customers program to perform desired logic and processing functions within their electronic systems. With our HardCopy devices, we offer our customers a migration path from a PLD to a low-cost, high-volume, non-programmable implementation of their designs. Our customers can license IP cores from us for implementation of standard functions in their PLD designs. Customers develop, compile, and verify their PLD designs, and then program their designs into our PLDs using our proprietary development software, which operates on personal computers and engineering workstations. Our products serve a wide range of customers within the Telecom and Wireless, Industrial Automation, Military and Automotive, Networking, Computer and Storage and Other vertical markets.

Our Supply Chain
Die, cut from silicon wafers, are the essential components of all our devices and comprise a significant portion of the total device cost. Manufacturing our devices is a highly complex and precise process, requiring production in a tightly controlled environment over which we have no direct control. Our manufacturing strategy is known as a “fabless” business model since we purchase our silicon wafers from independent semiconductor foundries (“fabs”) instead of manufacturing them ourselves. Silicon wafer fabs have a fixed capacity that is allocated solely by our vendors. As such, we have no direct control over production costs, delivery schedules, and wafer quality. Currently, we purchase the majority of our silicon wafers from Taiwan Semiconductor Manufacturing Company, an independent semiconductor fab. We purchase almost all of our assembly, final testing, and back-end operation services from Amkor Electronics, Inc. in Korea and the Philippines, and Advanced Semiconductor Engineering, Inc. in Malaysia and Taiwan.

Conflict Minerals Policy
Our policy is publicly available on our website at www.altera.com under"About" in "Corporate Social Responsibility".

Due Diligence Process

Design of Due Diligence
Our due diligence measures have been designed to conform, in all material respects, with the framework prescribed by The Organisation for Economic Co-operation and Development ("OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas ("OECD Guidance") and the related Supplements for gold, tin, tantalum and tungsten.

Internal Team
Altera has established a management system for conflict minerals. Our management system includes a conflict minerals steering committee run by our quality assurance group and sponsored by Ron Pasek, our Chief Financial Officer, as well as executive-level representatives from our worldwide operations and engineering group and a team of subject matter experts from relevant functions such as external reporting, finance, legal, supply chain, internal audit, and corporate social responsibility. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by the quality assurance special projects manager who acts as the executive conflict minerals program manager. Senior management is briefed about the results of our due diligence efforts on a quarterly basis.

Control Systems
Although we do not have a direct relationship with 3TG smelters and refiners, we are engaged and actively cooperate with other major manufacturers in the semiconductor and other sectors. We participate in the Conflict Free Sourcing Initiative ("CFSI"), an industry-wide initiative to disclose upstream suppliers in the supply chain, under the unique member code of "ALTR".

Controls include, but are not limited to, our Conflict Minerals Policy; our Code of Conduct, which outlines expected behaviors for all Altera employees; our supplier agreements; and supplier conflict minerals representations that are further described below.

Supplier Engagement
As a supply chain partner, we meet quarterly with strategic fabs and assembly and test suppliers (which is one of the factors considered in our Identify and Assess Risk in the Supply Chain section below) to measure business performance on technology, quality, pricing, cycle times, and yield improvements, as well as to discuss any other relevant issues to ensure that expectations and plans are achieved through interactive business reviews. Once the suppliers that are in scope were identified, with respect to the OECD requirement to strengthen engagement with suppliers, we reached out to our in-scope suppliers individually to provide a more targeted approach on obtaining the necessary information for our due diligence. Depending on the type of supplier, we used additional engagement techniques so as to further engage with our suppliers regarding sourcing issues. For example, we had numerous discussions with our suppliers to review our expectations on the due diligence and reasonable country of origin inquiry (“RCOI”) process. These discussions allowed us to communicate our expectations regarding the use of 3TG as set forth in our Conflict Minerals Policy and improve the quality of information received from our suppliers. We also reached an understanding with those suppliers to reflect the requirements for compliance with our Conflict Minerals Policy and on providing relevant smelter information on the template developed by the Electronic Industry Citizenship Coalition® ("EICC"®) and the Global e-Sustainability Initiative ("GeSI"), known as the Conflict Minerals Reporting Template (the "CMRT").

Identify and Assess Risk in the Supply Chain
We conducted an analysis of our devices and determined that 3TG necessary to the functionality or production of these products are found in all of our devices. Altera has four primary categories of supply chain partners directly involved in the production of our devices: 1) fabs that provides wafers; 2) suppliers that provide assembly and test services; 3) suppliers that provide substrates and passive components (such as inductors, capacitors, etc.); and 4) suppliers that provide development kits. Within these four categories, we have identified 26 suppliers as in-scope for our RCOI and due diligence process because they supply essential 3TG materials in our devices.

We relied on these 26 in-scope suppliers to provide us with information about the source of 3TG contained in the components they supplied to us. Our in-scope suppliers are similarly reliant upon information provided by their suppliers. Furthermore, Altera is removed from the actual mining and direct purchase of 3TG. Because of our size, our fabless semiconductor business model, the complexity of our devices, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify suppliers upstream from our in-scope suppliers. As a result, our due diligence process was confined to these suppliers only.

We assigned a risk profile to each of the 26 in-scope suppliers in order to properly identify and assess the risk in our supply chain that the 3TG contained in our products do finance or benefit armed groups in the DRC and adjoining countries as defined by Section 13(p) and the Rule and for the risk that information received during the RCOI and due diligence process would not be complete and accurate. We weighted risk based on the following factors, which we have listed from highest to lowest weighting as follows: (1) total direct expenditures with the supplier in terms of dollars (which carries the most significant weight in our risk rating); (2) the supplier's strategic value to our overall operation; (3) our ability to easily replace the supplier; and 4) whether or not the supplier is publicly traded in the United States.

Of the 26 total in-scope suppliers, our two largest suppliers made up 86% of our total direct expenditure dollars spent amongst all 26 suppliers. Furthermore, these two suppliers are both publicly listed companies in the United States, and, as such, are subject to Section 13(p) and the Rule. As a result, taking into account these factors and other qualitative factors from our in-scope supplier risk assessment, we assessed the overall inherent risk to Altera with regards to our supply chain as low.

Design and Implement a Strategy to Respond to Risks
In addition to our Conflict Minerals Policy, Altera has an approved conflict minerals risk management plan, through which its conflict minerals program is implemented, managed and monitored. Updates to our risk assessment are provided regularly to senior management on a quarterly basis as part of our conflict minerals risk management plan.

As part of our conflict minerals risk management plan, we have performed the following outreach activities to ensure suppliers understand our expectations:

•	Training for all of our suppliers that are not U.S. publicly traded companies, and as such, may not be aware of Section 13(p) and the conflict minerals disclosure requirements.

•	Working closely with the industry through our industry-wide initiatives.

•	Creating a conflict minerals section on the Corporate Social Responsibility page of our website.

Request for Information
We conducted a survey of the in-scope suppliers using the CMRT, which was developed to facilitate disclosure and communication of information regarding smelters that provide conflict minerals within a company’s supply chain. It includes questions regarding a company’s conflict minerals policy, engagement with its suppliers, and a listing of the smelters the company and its suppliers use. In addition, the CMRT contains questions about the origin of 3TG included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on EICC’s website. The CMRT is being used by many companies in their due diligence processes related to conflict minerals.

As described in our conflict minerals policy, we will further engage any of our suppliers whom we have reason to believe are supplying us with 3TG from sources that may support conflict in the DRC or any adjoining country that shares an internationally recognized border with the DRC to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD guidance. We have not determined that it is necessary to establish an alternative source of 3TG at this time.

Due Diligence Results

Survey Responses
As this was the second year of adoption of the Rule, we made the determination to survey all 26 of our in-scope suppliers. We received complete responses from 15 out of the 26 suppliers surveyed. The 15 suppliers who provided complete responses represent 99% of our total direct expenditure dollars spent. We have not received complete survey responses from 11 additional suppliers who do not represent a material amount of our total direct expenditure dollars spent and represent only 9% of our total risk profile rating. We reviewed the responses received against criteria that we developed based upon the OECD Guidance to determine whether further engagement with our suppliers was needed. These criteria included the consideration of untimely or incomplete responses, as well as identifying inconsistencies within the reported data in the CMRT. We have worked directly with these suppliers to obtain revised responses. After the RCOI process was completed, we began our due diligence process with regard to reasonably determining the source and chain of custody of the necessary 3TG, including the determination of the mines or locations of origin of the 3TG in our supply chain. Altera has designed its own due diligence questionnaires based on the OECD Guidance.

The responses from our suppliers listed 303 entities as smelters or refiners of 3TG in their supply chains. 121 of these listed entities were identified as certified conflict-free by CFSI. We compared the listed entities to the CFSI list of smelters, and we confirmed that all conflict-free entities reported by our suppliers were in fact listed as conflict-free by CFSI. The remaining 182 of the listed entities were not validated as being conflict-free smelters or refiners. Altera supports the refinement and expansion of the list of participating smelters through our membership in the CFSI program. Following is a summary of the breakdown of smelters used by our in-scope suppliers broken out by mineral type:

Metals	Total Known Smelters Used	Total Known Smelters not on CFSI
Tungsten	46	37
Tantalum	42	4
Tin	93	71
Gold	122	70
Total	303	182

None of our suppliers provided information at a part number level. All of the suppliers provided data at a company or divisional level or were unable to specify the specific smelters or refiners used for 3TG contained in components supplied to Altera. As such, we are unable to determine whether any of the 3TG reported by the suppliers contained in components or parts supplied to us came solely from the validated smelters and refiners. We have engaged our suppliers to further demonstrate that the 3TG supplied by unverified smelters and refiners came from either (i) recycled or scrap sources or (ii) conflict-free smelters and refiners.

Efforts to determine mine or location of origin
Through our participation in CFSI, the OECD implementation programs, and requesting our suppliers to complete the CMRT, we have determined that seeking information about 3TG smelters and refiners in our supply chain represents a reasonable approach we can make to determine the mines or locations of origin for 3TG in our supply chain.

Smelters or Refiners
The following table lists the facilities which, to the extent known, processed the necessary conflict minerals in our devices based upon responses from our in-scope suppliers as of December 31, 2014.

Metal	Standard Smelter Names	Certified by CFSI as Conflict-Free
Gold	Aida chemical industries Co.,Ltd.
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	*
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Córrego do Sítio Minerção	*
Gold	Argor-Heraeus SA	*
Gold	Asahi Pretec Corporation	*
Gold	Asaka Riken Co Ltd
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	Aurubis AG	*
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Bauer Walser AG
Gold	Boliden AB	*
Gold	C. Hafner GmbH + Co. KG
Gold	Caridad
Gold	CCR Refinery – Glencore Canada Corporation	*
Gold	Cendres & Métaux SA
Gold	Chimet S.p.A.	*
Gold	China National Gold Group Corporation
Gold	Chugai Mining
Gold	Codelco
Gold	Colt Refining
Gold	Daejin Indus Co. Ltd
Gold	DaeryungENC
Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Do Sung Corporation
Gold	Doduco
Gold	Dongguan Standard Electronic Material.Co.,Ltd
Gold	Dowa	*
Gold	Eco-System Recycling Co., Ltd.	*
Gold	FSE Novosibirsk Refinery
Gold	Gansu Seemine Material Hi-Tech Co Ltd
Gold	Guangdong Jinding Gold Limited

Metal	Standard Smelter Names	Certified by CFSI as Conflict-Free
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	Heimerle + Meule GmbH	*
Gold	Heraeus Ltd. Hong Kong	*
Gold	Heraeus Precious Metals GmbH & Co. KG	*
Gold	Hunan Chenzhou Mining Industry Group
Gold	Hwasung CJ Co. Ltd
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Ishifuku Metal Industry Co., Ltd.	*
Gold	Istanbul Gold Refinery	*
Gold	Japan Mint	*
Gold	Jiangxi Copper Company Limited
Gold	Johnson Matthey Inc	*
Gold	Johnson Matthey Ltd	*
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralectromed
Gold	JX Nippon Mining & Metals Co., Ltd.	*
Gold	Kazzinc Ltd	*
Gold	Kennecott Utah Copper LLC	*
Gold	Kojima Chemicals Co., Ltd	*
Gold	Korea Metal Co. Ltd
Gold	Kunshan Jinli chemical industry reagents co.,Ltd.
Gold	Kyrgyzaltyn JSC
Gold	L' azurde Company For Jewelry
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.
Gold	LS-NIKKO Copper Inc.	*
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd
Gold	Materion	*
Gold	Matsuda Sangyo Co., Ltd.	*
Gold	Metalor Technologies (Hong Kong) Ltd	*
Gold	Metalor Technologies (Singapore) Pte. Ltd.	*
Gold	Metalor Technologies Ltd. (Suzhou)
Gold	Metalor Technologies SA	*
Gold	Metalor USA Refining Corporation	*
Gold	Met-Mex Peñoles, S.A.	*
Gold	Mitsubishi Materials Corporation	*
Gold	Mitsui Mining and Smelting Co., Ltd.	*
Gold	MK electron
Gold	Moscow Special Alloys Processing Plant
Gold	N.E.Chemcat Corporation
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	*
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co. LTD	*
Gold	Ningbo Kangqiang
Gold	Ohio Precious Metals, LLC	*
Gold	Ohura Precious Metal Industry Co., Ltd	*

Metal	Standard Smelter Names	Certified by CFSI as Conflict-Free
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)
Gold	OJSC Kolyma Refinery
Gold	Pamp Sa	*
Gold	Penglai Penggang Gold Industry Co Ltd
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Précinox SA	*
Gold	Rand Refinery (Pty) Ltd	*
Gold	Royal Canadian Mint	*
Gold	Sabin Metal Corp.
Gold	Samwon Metals Corp.
Gold	Schone Edelmetaal	*
Gold	Scotia Mocatta
Gold	Sempsa Joyería Platería SA	*
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd
Gold	Shanghai Gold exchange
Gold	ShenZhen TianCheng Chemical Co Ltd
Gold	So Accurate Group, Inc.
Gold	Soe Shyolkovsky Factory of Secondary Precious Metals
Gold	Solar Applied Materials Technology Corp.	*
Gold	Sumitomo Metal Mining Co., Ltd.	*
Gold	Suzhou Xingrui Noble
Gold	Tai zhou chang san Jiao electron Co.,Ltd
Gold	Tanaka Kikinzoku Kogyo K.K.	*
Gold	Technic Inc
Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Hutti Gold Company
Gold	The Refinery of Shandong Gold Mining Co. Ltd
Gold	Tokuriki Honten Co., Ltd	*
Gold	Tongling nonferrous Metals Group Co.,Ltd
Gold	Torecom
Gold	Umicore Brasil Ltda	*
Gold	Umicore Precious Metals Thailand	*
Gold	Umicore SA Business Unit Precious Metals Refining	*
Gold	United Precious Metal Refining, Inc.	*
Gold	Valcambi SA	*
Gold	Western Australian Mint trading as The Perth Mint	*
Gold	Yamamoto Precious Metal Co., Ltd.
Gold	Yantai Guodasafina High-Tech Environmental Refinery Co. Ltd.
Gold	Yantai Zhaojin Lai Fuk Precious Metals Ltd
Gold	Yokohama Metal Co.,Ltd.
Gold	Yunnan Copper Industry Co Ltd
Gold	Zhongshan Public Security Bureau, Guangdong Province ,China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation

Metal	Standard Smelter Names	Certified by CFSI as Conflict-Free
Gold	Zijin Mining Group Co. Ltd
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	*
Tantalum	Conghua Tantalum and Niobium Smeltry	*
Tantalum	Duoluoshan	*
Tantalum	Exotech Inc.	*
Tantalum	F&X Electro-Materials Ltd.	*
Tantalum	Gannon & Scott
Tantalum	Global Advanced Metals Aizu	*
Tantalum	Global Advanced Metals Boyertown	*
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	*
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	*
Tantalum	H.C. Starck Co., Ltd.	*
Tantalum	H.C. Starck GmbH Goslar	*
Tantalum	H.C. Starck GmbH Laufenburg	*
Tantalum	H.C. Starck Hermsdorf GmbH	*
Tantalum	H.C. Starck Inc.	*
Tantalum	H.C. Starck Ltd.	*
Tantalum	H.C. Starck Smelting GmbH & Co.KG	*
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	*
Tantalum	Hi-Temp	*
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	*
Tantalum	Jiujiang Tanbre Co., Ltd.	*
Tantalum	Kemet Blue Metals	*
Tantalum	Kemet Blue Powder	*
Tantalum	King-Tan Tantalum Industry Ltd
Tantalum	LSM Brasil S.A.	*
Tantalum	Metallurgical Products India (Pvt.) Ltd.	*
Tantalum	Mineração Taboca S.A.	*
Tantalum	Mitsui Mining & Smelting	*
Tantalum	Molycorp Silmet A.S.	*
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	*
Tantalum	Plansee SE Liezen	*
Tantalum	Plansee SE Reutte	*
Tantalum	QuantumClean	*
Tantalum	RFH Tantalum Smeltry Co., Ltd	*
Tantalum	Shanghai Jiangxi Metals Co. Ltd
Tantalum	Solikamsk Metal Works	*
Tantalum	Taki Chemicals	*
Tantalum	Tantalite Resources
Tantalum	Telex	*
Tantalum	Ulba	*
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd	*
Tantalum	Zhuzhou Cement Carbide	*
Tin	Alpha	*
Tin	American Iron and Metal

Metal	Standard Smelter Names	Certified by CFSI as Conflict-Free
Tin	CFC Cooperative dos Fundidores de Cassiterita da Amazônia Ltda.
Tin	China Rare Metal Materials Company
Tin	China Tin Group Co., Ltd.
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cooper Santa
Tin	CV Duta Putra Bangka
Tin	CV JusTindo
Tin	CV Makmur Jaya
Tin	CV Nurjanah
Tin	CV Serumpun Sebalai
Tin	CV United Smelting	*
Tin	Dowa	*
Tin	EM Vinto
Tin	Estanho de Rondônia S.A.
Tin	Feinhütte Halsbrücke GmbH
Tin	Fenix Metals
Tin	Gejiu Jin Ye Mineral Co., Ltd.
Tin	Gejiu Jin Ye Mineral Co., Ltd.
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	*
Tin	Gejiu YunXin Colored Electrolysis Ltd
Tin	Gejiu Zi-Li
Tin	Gold Bell Group
Tin	Guangxi Huaxi Group Co.,Ltd
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Ibf Ind Brasileira De Ferroligas Ltda
Tin	Jia Tian
Tin	Jiangxi Nanshan
Tin	Kai Unita Trade Limited Liability Company
Tin	Linwu Xianggui Smelter Co
Tin	Magnu's Minerais Metais e Ligas Ltda	*
Tin	Malaysia Smelting Corporation (MSC)	*
Tin	MCP Metal Specialist Inc.
Tin	Melt Metais e Ligas S/A
Tin	Metallic Resources Inc
Tin	Metallo Chimique
Tin	Mineração Taboca S.A.	*
Tin	Minmetals Ganzhou Tin Co. Ltd.
Tin	Minsur	*
Tin	Mitsubishi Materials Corporation	*
Tin	Nathan Trotter & Co.,Inc.
Tin	Nghe Tin Non-Ferrous Metal
Tin	Novosibirsk Integrated Tin Works
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	OMSA	*
Tin	Poongsan Corporation

Metal	Standard Smelter Names	Certified by CFSI as Conflict-Free
Tin	PT Alam Lestari Kencana
Tin	PT Artha Cipta Langgeng
Tin	PT ATD Makmur Mandiri Jaya	*
Tin	PT Babel Inti Perkasa	*
Tin	PT Babel Surya Alam Lestari
Tin	PT Bangka Kudai Tin
Tin	PT Bangka Putra Karya
Tin	PT Bangka Timah Utama Sejahtera
Tin	PT Bangka Tin Industry	*
Tin	PT Belitung Industri Sejahtera
Tin	PT BilliTin Makmur Lestari
Tin	PT Bukit Timah	*
Tin	PT DS Jaya Abadi	*
Tin	PT Eunindo Usaha Mandiri
Tin	PT Fang Di MulTindo
Tin	PT Hanjaya Perkasa Metals
Tin	PT HP Metals Indonesia
Tin	PT Inti Stania Prima
Tin	PT Karimun Mining
Tin	PT Koba Tin
Tin	PT Mitra Stania Prima
Tin	PT Panca Mega Persada
Tin	PT Pelat Timah Nusantara Tbk
Tin	PT Prima Timah Utama
Tin	PT Refined Bangka Tin	*
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa	*
Tin	PT Sumber Jaya Indah
Tin	PT Supra Sukses Trinusa
Tin	PT Tambang Timah	*
Tin	PT Timah (Persero), Tbk	*
Tin	PT Tinindo Inter Nusa
Tin	PT Tommy Utama
Tin	PT Yinchendo Mining Industry
Tin	Rui Da Hung
Tin	Samhwa Non-Ferrous Metal. Inc Co.,Ltd
Tin	Soft Metais, Ltda.
Tin	Thaisarco	*
Tin	Tongding Metal Material Co.,Ltd.
Tin	Traxys
Tin	WC Heraeus Hanau
Tin	Westfalenzinn
Tin	White Solder Metalurgia e Mineração Ltda.	*
Tin	Wilhelm Westmetall
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.

Metal	Standard Smelter Names	Certified by CFSI as Conflict-Free
Tin	Yunnan Tin Company, Ltd.	*
Tungsten	A.L.M.T. Corp.
Tungsten	Air Products
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.
Tungsten	China Minmetals Nonferrous Metals.Co.,Ltd
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	*
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	*
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	*
Tungsten	Global Tungsten & Powders Corp.	*
Tungsten	Gnazhou Grand Sea W & Mo Group CO. Ltd.
Tungsten	Golden Egret Special Allloy Coop.
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.
Tungsten	H.C. Starck GmbH
Tungsten	H.C. Starck Smelting GmbH & Co.KG
Tungsten	Hitachi Metals, Ltd.
Tungsten	Hi-Temp
Tungsten	Hunan Chenzhou Mining Group Co
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	*
Tungsten	Japan New Metals Co Ltd	*
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Tungsten	Jiangxi Richsea New Materials Co., Ltd.
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.
Tungsten	Kennametal Fallon
Tungsten	Kennametal Huntsville
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	*
Tungsten	Materion
Tungsten	Nanchang Cemented Carbide Limited Liability Company
Tungsten	Ninghua Xingluokeng Tungsten Mine Co., Ltd.
Tungsten	North American Tungsten Corporation Ltd.
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC
Tungsten	Sichuan Metals & Materials Imp & Exp Co
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	WOLFRAM Company CJSC
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	*
Tungsten	Xiamen Tungsten Co., Ltd	*

Metal	Standard Smelter Names	Certified by CFSI as Conflict-Free
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd

*	Denotes smelters and refiners which have received a "conflict free" designation from the CFSI independent audit program as of December 31, 2014.

Countries of origin of the 3TG these smelters or refiners process are believed to include: Argentina, Australia, Austria, Angola, Belgium, Bolivia, Brazil, Burundi, Canada, Central African Republic, Chile, China, Colombia, Cote D'Ivoire, Czech Republic, DRC, Djibouti, Egypt, England, Estonia, Ethiopia, France, Germany, Guyana, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Kenya, Laos People’s Democratic Republic, Luxembourg, Madagascar, Malaysia, Mongolia, Mozambique, Myanmar, Netherlands, Nigeria, Peru, Plurinational State of Bolivia, Portugal, Republic of Congo, Republic of Korea, Russian Federation, Rwanda, Sierra Leone, Singapore, Slovakia, South Africa, South Sudan, Spain, Suriname, Switzerland, Taiwan, United Republic of Tanzania, Thailand, Uganda, United Kingdom of Great Britain and Northern Ireland, United States of America, Vietnam, Zambia, and Zimbabwe.

The CFSI independent audit program collects evidence from smelters and refiners demonstrating that responsible sourcing procedures and systems have been implemented. The CFSI works with complementary programs in Central Africa to validate conflict-free mine sites and trade routes. We continue to engage with the CFSI to encourage further improvement and reliability. We believe that independent third-party audit programs provide a reasonable basis for companies such as us to conclude that smelters and refiners have procedures and systems for determining if the smelters and refiners process 3TG that directly or indirectly finance or benefit armed groups in the DRC.

When comparing this year's due diligence process to last year, the number of smelters or refiners certified as conflict-free by CFSI as a percentage of total reported smelters or refiners of 3TG in our suppliers' supply chains decreased from 49% in 2013 to 40% in calendar year 2014. The decrease in the percentage is primarily attributed to incorporating suppliers relating to acquired subsidiaries in the past year. As a result of this inclusion, the number of our in-scope suppliers increased from 11 in 2013 to 26 in 2014. We also note our suppliers have identified new smelters or refiners from last year as a result of improved reporting year over year. Going forward, we will continue to work with all of our in-scope suppliers throughout our supply chain to re-validate, improve, and refine their reported information, taking into account supply chain fluctuations and other changes in status or scope and relationships over time.

Assessment
Altera has determined in good faith that for the period covered in this report, our due diligence process resulted in a DRC conflict undeterminable status with respect to our devices.

In accordance with the OECD Guidance and the Rule, this report is available on our website at www.altera.com under "About" in "Corporate Social Responsibility".